                                                                    Exhibit 4.11

                      FIRST AMENDMENT TO WARRANT AGREEMENT
                         AND WARRANT CERTIFICATE BETWEEN
                              HANOVER DIRECT, INC.
                                       AND
                  INTERCONTINENTAL MINING AND RESOURCES LIMITED


         This First Amendment, dated as of November 13, 1995 (this "Amendment"), to that certain Warrant Agreement, dated as of July 8, 1991, between The Horn & Hardart Company, a Nevada corporation and the predecessor-in- interest to Hanover Direct, Inc. (the "Company"), and Intercontinental Mining Resources Limited, a British Virgin Islands corporation ("IMR"), and Warrant Certificate No. 1.

         WHEREAS, the Company and IMR are parties to that certain Warrant Agreement, dated as of July 8, 1991 (the "Warrant Agreement"), and pursuant thereto the Company has issued to IMR Warrant Certificate No. 1 (the "Warrant Certificate"); and

         WHEREAS, the Company and IMR desire to amend the Warrant Agreement and the Warrant Certificate.

         NOW, THEREFORE, in consideration of the premises and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         A. Amendment to the Warrant Agreement. The Warrant Agreement is hereby amended as follows:

         Section 5(a) is hereby amended to extend the Expiration Date through August 1, 1998 as part of the total compensation to be paid to IMR by the Company in connection with IMR's purchase from SunAmerica Life Insurance Company of $14 million aggregate principal amount of the Company's 9.25% Senior Subordinated Notes due August 1990. As a result, Section 5(a) is hereby amended to delete the following: "the earlier to occur of (i) the 60th day after default by IMR in its obligations under the Credit Agreement if such default shall not have been cured or waived by such 60th day, and (ii) the fifth anniversary of the date of this Agreement" and to substitute therefore the following: "August 1, 1998".

         B. Amendment to the Warrant Certificate. The Warrant Certificate is hereby amended as follows:

         (i) The words "JULY 10, 1996" are hereby deleted from the caption of the Warrant Certificate and the words "AUGUST 1, 1998" are substituted therefore.

         (ii) The following is hereby deleted from the first paragraph of the Warrant Certificate: "the earlier to occur of (i) the 60th day after default by Intercontinental Mining & Resouirces Limited ("IMR") in its obligations under the Credit Agreement, if such default shall not have been cured or waived by such 60th day, and (ii) July 10, 1996" and the following is substituted therefore: "August 1, 1998".

         C. Ratification. Except as expressly amended hereby, all terms and provisions of the Warrant Agreement, as heretofore amended, remain unamended, unmodified and in full force and effect. The Warrant Agreement, as amended hereby, and all rights and powers created thereby, is in all respects ratified and confirmed. From and after the date hereof, all references to the Warrant Agreement shall be deemed to mean the Warrant Agreement as amended by this Amendment.

         D. Counterparts. This Amendment may be executed in counterparts, each of which, when executed and delivered, shall for all purposes be deemed an original. Both of the counterparts, when taken together, shall constitute but one and the same Amendment.

         E. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

         F. Definitions. Except as otherwise expressed or provided or unless the context otherwise requires, all terms used herein which are defined in the Warrant Agreement shall have the meanings ascribed to them in the Warrant Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                           HANOVER DIRECT, INC.


                                           By: /s/   Michael P. Sherman
                                              -------------------------------
                                              Name:  Michael P. Sherman
                                              Title:


                                           INTERCONTINENTAL MINING & RESOURCES
                                           LIMITED


                                           By: /s/   Thomas A. Huser
                                              -------------------------------
                                              Name:  Thomas A. Huser
                                              Title:

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